Exhibit 99.1

Date:  October 22, 2020

Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Consent to Reference in Proxy Statement/Prospectus

Oaktree Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, the undersigned hereby consents, pursuant to Rule 438 of Regulation C promulgated under the Securities Act, to being named and described in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus.

Sincerely,

/s/ Andrew Dudum
Name: Andrew Dudum